Exhibit (d)(4)(c)

THE MAINSTAY FUNDS
MAINSTAY FUNDS TRUST

MAINSTAY VP FUNDS TRUST

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement is made as of the 4th day of August, 2017 (the “Amendment”), between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Cornerstone Capital Management Holdings LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, effective as of October 4, 2016, as amended (“Agreement”); and

WHEREAS, the parties hereby wish to amend Schedule A of the Agreement to reflect revised subadvisory fees for the MainStay S&P 500 Index Fund and MainStay VP S&P 500 Index Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective August 4, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

[The Remainder Of This Page Has Been Left Blank Intentionally.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Stephen P. Fisher
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Director and Associate General Counsel	Title:	President

CORNERSTONE CAPITAL MANAGEMENT HOLDINGS LLC

Attest:	/s/ Pratyusha Challa	By:	/s/ Herman Abdul
Name:	Pratyusha Challa	Name:	Herman Abdul
Title:	Senior Compliance Analyst	Title:	Chief Operating Officer
Chief Financial Officer

SCHEDULE A

(As of August 4, 2017)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

Fund/PORTFOLIO	Annual Rate
MainStay Funds
MainStay Common Stock Fund *	0.275% on assets up to $500 million; 0.2625% on assets from $500 million to $1 billion; and 0.25% on assets over $1 billion
MainStay International Equity Fund*	0.445% on assets up to $500 million; and 0.425% on assets over $500 million
MainStay Funds Trust
MainStay Absolute Return Multi-Strategy Fund (investment sleeve)*	0.625% on all assets
MainStay Balanced Fund (investment sleeve)*	0.35% on assets up to $1 billion; 0.325% on assets from $1 billion to $2 billion; and 0.30% on assets over $2 billion
MainStay Cornerstone Growth Fund*	0.35% on assets up to $500 million; 0.325% on assets from $500 million to $1 billion; 0.3125% on assets from $1 billion to $2 billion; and 0.30% on assets over $2 billion
MainStay Emerging Markets Equity Fund* (formerly MainStay Emerging Markets Opportunities Fund)	0.525% on assets up to $1 billion; and 0.5125% on assets over $1 billion
MainStay International Opportunities Fund*	0.55% on all assets
MainStay S&P 500 Index Fund*	0.08% on assets up to $2.5 billion; and 0.075% on assets over $2.5 billion
MainStay U.S. Equity Opportunities Fund*	0.50% on assets up to $1 billion; and 0.4875% on assets over $1 billion
MainStay VP Funds Trust
MainStay VP Absolute Return Multi-Strategy Portfolio (investment sleeve)*	0.625%
MainStay VP Balanced Portfolio (investment sleeve)	0.35% on assets up to $1 billion; 0.325% on assets from $1 billion to $2 billion; and 0.30% on assets over $2 billion
MainStay VP Common Stock Portfolio	0.275% on assets up to $500 million; 0.2625% on assets from $500 million to $1 billion; and 0.25% on assets over $1 billion

Fund/PORTFOLIO	Annual Rate
MainStay VP Cornerstone Growth Portfolio	0.35% on assets up to $500 million; 0.325% on assets from $500 million to $1 billion; 0.3125% on assets from $1 billion to $2 billion; and 0.30% on assets over $2 billion
MainStay VP Emerging Markets Equity Portfolio (investment sleeve)	0.525% on assets up to $1 billion; and 0.5125% on assets over $1 billion
MainStay VP International Equity Portfolio	0.445% on assets up to $500 million; and 0.425% on assets over $500 million
MainStay VP Mid Cap Core Portfolio*	0.425% on assets up to $1 billion; and 0.40% on assets over $1 billion
MainStay VP S&P 500 Index Portfolio	0.08% on assets up to $2.5 billion; and 0.075% on assets over $2.5 billion
MainStay VP Small Cap Core Portfolio*	0.425% on assets up to $1 billion; and 0.40% on assets over $1 billion

The portion of the fee based upon the average daily net assets of the respective Portfolio shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Portfolio.

Payment will be made to the Subadvisor on a monthly basis.

* For certain Series listed above, the Manager has agreed to waive a portion of each Portfolio’s management fee or reimburse the expenses of the appropriate class of the Portfolio so that the class’ total ordinary operating expenses do not exceed certain amounts. These waivers or reimbursements may be changed with Board approval. To the extent the Manager has agreed to waive its management fee or reimburse expenses, Cornerstone Capital Management Holdings LLC, as Subadvisor for these Series, has voluntarily agreed to waive or reimburse its fee proportionately.

4